Exhibit 99.1

Contacts:
Dr. Stephen A. Hill, CEO
Louise A. Mawhinney, CFO
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE ANNOUNCES THIRD QUARTER EARNINGS

Conference Call scheduled for today at 9 a.m. Eastern Time

Woburn, Mass., Oct. 28, 2004 – ArQule, Inc. (NASDAQ: ARQL) today reported its results for the quarter ended September 30, 2004.

For the quarter ended September 30, 2004, ArQule reported revenues of $14,594,000 compared with $15,961,000 for the same period of 2003. These results are in line with our strategic shift of emphasis to oncology drug discovery, while continuing to advance our Pfizer and other chemistry collaborations. The Company reported net income of $1,472,000 for the quarter ended September 30, 2004, or $0.05 per share. The net income includes a $1,496,000 reduction in the restructuring reserve associated with a lease commitment in California, such reduction resulting from execution of a sublease. This compares with a net loss of $29,909,000 or $1.22 per share, for the quarter ended September 30, 2003. The net loss in 2003 was primarily the result of a charge taken to write off in-process research and development costs of $30,359,000 associated with the acquisition of Cyclis Pharmaceuticals, Inc.

Revenues for the nine months ended September 30, 2004 were $40,367,000 compared with revenues of $47,096,000 for the same period of 2003. For the nine months ended September 30, 2004, ArQule reported a net loss of $3,912,000, or $0.14 per share. This compares with a net loss of $29,622,000, or $1.28 per share, for the nine months ended September 30, 2003.

ArQule ended the third quarter of 2004 with approximately $77 million in cash and marketable securities.

Financial Guidance

ArQule is updating financial guidance for the year ended December 31, 2004. Net decrease in cash during 2004 is anticipated to be between $9 and $11 million, an improvement from our previous guidance of between $14 and $16 million, primarily due to improved efficiency and other cost saving initiatives. ArQule’s guidance for revenue of between $50 and $52 million remains unchanged. The total cost of revenue is expected to range between $31 and $32 million, down from $34 and $35 million; total research and development expense is expected to range between $21 and $22 million, down from $24 and $25 million; marketing, general and administrative expense is expected to range between $9 and $10 million, which remains unchanged from prior guidance; restructuring accrual adjustments are expected to result in a net gain of $400,000, as opposed to a net charge of $1.1 million as disclosed in our previous guidance; and net investment income is expected to range between $900,000 and $1.1 million, up from a range of $600,000 to $800,000.

- more -

ArQule/2

ArQule now expects its net loss for 2004 to range from $10 to $11 million, or between $0.35 and $0.38 per share, down from previous guidance of $0.52 to $0.56 per share.

“We are pleased with the financial results, which we feel reflect our commitment to conserve cash, while maintaining a very aggressive research and development program, and meeting all of the requirements of our collaborations,” said Dr. Stephen A. Hill, ArQule’s President and Chief Executive Officer.

Research and Development Program Update

Clinical Trials

The ARQ 501 phase 1 monotherapy trial continues to enroll successfully. Recruitment is likely to continue into 2005 as the maximum tolerated dose has not yet been identified. The phase 1b/2 combination trial of ARQ 501 with gemcitabine is anticipated to open at two sites within the United States before the end of the year. The phase 1b dose escalation component will enroll any patients with advanced cancer, including those who have previously received gemcitabine. The Phase 2 component will commence upon identification of the maximum tolerated dose in phase 1b, and will be conducted at sites in both the United States and Europe. Treatment naïve patients with advanced metastatic pancreatic cancer will be eligible for the study.

ArQule anticipates that a combination trial involving ARQ 501 and Taxotere will also open by the end of the year. This open label phase 1b dose escalation study will be conducted in the United States and enroll patients with advanced cancer, some of whom may have previously received Taxotere.

Preclinical Programs

ArQule’s most advanced preclinical programs, 550RP (second generation E2F program) and 650RP (Cancer Survival Protein Program), are proceeding ahead of internal expectations, having demonstrated anti-tumor activity in animal xenograft models. The newly-announced B-RAF Kinase program, 350RP, is on track and has also demonstrated anti-tumor activity in animal models. The two earliest stage programs, 450RP (undisclosed checkpoint program) and 850RP (p53 pathway), have entered lead identification.

ArQule will hold a conference call at 9:00 a.m. Eastern Time. Dr. Stephen A. Hill, President and CEO, and Louise A. Mawhinney, Vice President and CFO, will lead the call.

Date:	Thursday, September 28, 2004
Time:	9:00 a.m. Eastern Time
Conference Call Numbers:
Toll Free:	(800) 946-0782
Toll:	(719) 457-2657
Webcast:	www.ArQule.com

A replay of the conference call will be available for five days and can be accessed by dialing toll-free (888) 203-1112, and outside the U.S. (719) 457-0820. The access code is 863777.

- more -

ArQule/3

About ArQule

ArQule, Inc. is a biotechnology company engaged in research and development of next-generation small-molecule cancer therapeutics based on its innovative Activated Checkpoint TherapySM (ACTSM) platform. ACTSM compounds are intended to improve the way cancer patients are treated because they selectively kill cancer cells and spare normal cells by restoring and activating cellular checkpoints that are defective in cancer. In addition to advancing its own programs, ArQule continues to advance the drug discovery efforts of pharmaceutical collaborators by providing high-quality library design and compound production, including collaborations with Pfizer and Novartis. For more information, please visit www.ArQule.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor for forward-looking statements made by or on behalf of ArQule. Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: ArQule’s financial guidance may be inaccurate due to intrinsic or extrinsic factors; the ACTSM platform may not improve efficacy or reduce toxicity and compounds resulting from the platform may not operate as intended; the efforts to achieve synergy between ArQule’s chemistry platform and its biological approaches may be unsuccessful; the current and future clinical studies may encounter enrollment difficulties and unexpected toxicity; the commencement of the anticipated clinical trials may be delayed or the trials may never commence; the preclinical efforts associated with the ACTSM pipeline may fail or prove disappointing; the animal xenograft preclinical studies may be unpredictive of human response; collaborators may terminate their agreements with ArQule; and, the risks and uncertainties described in ArQule’s Form 10-Q filed with the Securities and Exchange Commission on August 4, 2004, its Form 10-Q filed with the Commission on May 7, 2004 and its Form 10-K filed with the Commission on March 12, 2004. The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

- more -

ArQule/4

ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2004	2003	2004	2003
Revenue:
Compound development revenue	$12,692	$15,961	$36,313	$47,096
Compound development revenue — related parties	250	—	750	—
Research and development revenue	1,652	—	3,304	—

Total revenue	14,594	15,961	40,367	47,096

Costs and expenses:
Cost of revenue — compound development	7,820	8,878	23,824	27,069
Research and development	5,001	4,726	14,680	12,860
Marketing, general and administrative	2,117	2,349	6,934	7,165
Restructuring credit	(1,496)	(290)	(424)	(290)
In-process research and development	—	30,359	—	30,359

Total costs and expenses	13,442	46,022	45,014	77,163

Income/(loss) from operations	1,152	(30,061)	(4,647)	(30,067)
Net investment income	320	152	735	445

Net income/(loss)	$1,472	$(29,909)	$(3,912)	$(29,622)

Net income/(loss) per share:
Basic	$0.05	$(1.22)	$(0.14)	$(1.28)

Diluted	$0.05	$(1.22)	$(0.14)	$(1.28)

Weighted average common shares outstanding:
Basic	28,830	24,536	28,789	23,213

Diluted	28,986	24,536	28,789	23,213

	September 30,
	2004	December 31,
Balance sheet data (in thousands):	(Unaudited)	2003
Cash, cash equivalents and marketable securities	$76,983	$76,724
Working capital	56,880	54,698
Total assets	123,195	128,424
Stockholders’ equity	83,027	86,477

# # #